090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20110616838-26
Ross Miller	Filing Date and Time
Secretary of State	08/23/2011 3:25 PM
State of Nevada	Entity Number
	E0875622006-1

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Nine Mile Software, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1: Name of Corporation: - is amended to read as follows:

"SaveDaily, Inc."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Board of Directors 100% consent*
*See attachment No.1

4. Effective date of filing: (optional) 9/6/11

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Certificate of Amendment For Nine Mile Software, Inc.

ATTACHMENT NO. 1

Item 3.

The Corporation's Articles of Incorporation were amended by the Certificate of Amendment (filed with the State of Nevada on April 25, 2011 and effective on May 6, 2011), which added a new "Article 8 – Authority of Board of Directors to Change Corporate Name" that empowers the Board of Directors, in its sole discretion, to change the name of the Corporation without shareholder approval.